Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

ClickSoftware, Inc., a California corporation (Subsidiary of Clicksoftware Europe Limited)

ClickSoftware Europe Limited, a company incorporated under the laws of the United Kingdom

ClickSoftware Belgium N.V., a company incorporated under the laws of Belgium

ClickSoftware Central Europe GmbH, a company incorporated under the laws of Germany

ClickSoftware Australia Pty. Limited, incorporated under the laws of Australia (Subsidiary of Clicksoftware, Inc.)

ClickSoftware India Private Limited, incorporated under the laws of India

ClickSoftware Singapore Pte. Ltd., incorporated under the laws of Singapore

ClickSoftware Technologies (Pty) Ltd., incorporated on under the laws of South Africa

ClickSoftware Brazil Soluções em Gestão de Forças de Trabalho Ltda., incorporated under the laws of Brazil

ClickSoftware LLC, incorporated under the laws of Russia

Xora, Inc., a Delaware corporation (Subsidiary of Clicksoftware, Inc.)

Xora Software Systems Private Limited, incorporated under the laws of India (Subsidiary of Xora, Inc.)

Xora Australia Pty Ltd., incorporated under the laws of Australia (Subsidiary of Xora, Inc.)